Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2007, except for Note 20, as to which the date is Agust 3, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Visteon Corporation's Current Report on Form 8-K dated August 3, 2007. We also consent to the incorporation by reference in such Registration Statement of our report dated February 28, 2007, relating to the financial statement schedules, which appears in Visteon Corporation's Annual Report on Form 10-K for the year ended December 31, 2006.
PricewaterhouseCoopers LLP
Detroit, Michigan
August 3, 2007